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                     February 23, 2021

       Robert Verostek
       Senior Vice President and Chief Financial Officer
       Denny's Corporation
       203 East Main Street
       Spartanburg, South Carolina 29319-0001

                                                        Re: Denny's Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 25, 2019
                                                            Filed February 24,
2020
                                                            File No. 0-18051

       Dear Mr. Verostek:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services